Exhibit 10.1	FINDERS FEE AGREEMENT

July 2, 2009

EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, AZ 85253

M3 Lighting, Inc.
Atlanta, Georgia

Asian Ventures Corp.
Nevada Corporation

Strategic Partners Consulting, L.L.C. (“SPC”)
a Georgia limited liability company

THIS ENGAGEMENT AGREEMENT (the "Agreement"), made as of this 2 nd day of July 2009, by and between:

THE PARTIES of the Triangular Merger Agreement (named above / "Company"),

AND

Joseph Gourlay / Stuart Siller Group (hereinafter "Consultant"), each a "Party" and collectively the "Parties".  Specific names of entities and coordinates for the stock certificates (2) will be provided.

WITHNESSETH THAT:

WHEREAS, the Companies named above and its respective affiliates or successor corporations, partnerships or other business entities are public and privately held corporations.

WHEREAS, the Company has requested the assistance of Consultant in acquisition, partnership, merger, and or business combinations, and is willing to compensate Consultant for such completed transaction; and

WHEREAS, Consultant will introduce Company to Candidates, specific individuals and entities who will be interested in completing this goal, directly or indirectly.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the Parties have agreed as follows:

Candidate(s): As used in this Agreement, the term "Candidate(s)" shall be deemed to mean one or more individuals, firms, entities, affiliations, or persons; that is introduced to Company directly or indirectly by Consultant and that is interested in assisting Company / ies.

1. Engagement of Consultant..

Company hereby appoints Consultant as its non-exclusive agent to represent Company.

2. Term.

The term of this agreement shall commence at the signing of this agreement (the "Effective Date”) and end 1 year from the date it is executed by Company, or as such other time as may be mutually agreed in writing by the Company and Consultant, provided that the Company shall remain responsible for the compensation obligations of the Company under this Agreement. If during a period of twelve (12) months following the termination date, the Company completes a transaction, one or more, with potential Candidate(s) introduced by Consultant in its capacity as an agent, then Consultant shall be entitled to the compensation as set forth in accordance with Item 3. (b.) and or (c.) below.

3. Fees.

(a.) Upon the completion of the Triangular Merger recently announced, Company shall pay Consultant a Finder's Fee as follows:

Company shall pay to Consultant an amount equal to two (2%) percent or a total of 477,361 shares (rounded up) of the issued and outstanding shares post merger based upon 23,868,015 shares issued and outstanding. The shares shall be issued as restricted stock / 144 stock upon signing of this Agreement unconditionally (shares are agreed to be instructed for issuance to Consultant, and per their directive in the aggregate amount totaling 2% described above this paragraph, upon consummation of an agreement with CST Federal Services, Inc., Washington, DC).

For purpose of 2% computation: Following the Effective Date, EGPI has 23,868,015 shares of the EGPI Common Stock issued and outstanding, owned as follows: (a) 9,547,206 shares owned by the EGPI Stockholders; (b) 11,934,007 shares owned by the M3 Stockholders, subject to adjustment; and (c) 2,386,802 shares owned by Strategic Partners, subject to adjustment.

(b.) Upon funds raised for Company, directly or indirectly through Consultant, Company shall pay to Consultant fees based upon the Lehman Formula. Payment shall be wired to Consultant coordinates, to be given at a future date, within five (5) days of receipt of funds.

(c.) Upon further business combinations, which may include merger combinations, acquisitions combinations, etc, caused by the direct / indirect introduction to Company from Consultant, the Consultant shall receive five (5%) of the dollar value of the business combination, in cash / stock / or combination, to be mutually agreed upon by parties, within ten (10) business days after closing, to coordinates to be further given.

4. Laws of the State of Georgia

This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Georgia.

5.

The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto, their successors, assigns and legal representatives.

6.

This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to the subject matter of this Agreement. No other representations, oral or written, shall survive the execution of this Agreement and all representations made by and between the parties respecting the subject matter hereof are contained in this Agreement.

7.

No amendments or changes to this Agreement shall be valid unless in writing and signed by parties above.

8.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Finder's Fee Agreement the day and year first above written.

Consultant Group	Consultant Group
Joseph Gourlay / Stuart Siller	Joseph Gourlay / Stuart Siller

/s/ Stuart Siller	/s/ Joseph Gourlay
Stuart Siller	Joseph Gourlay

EGPI FIRECREEK, INC.,
(including parties of Triangular Merger Agreement)

/s/Dennis R. Alexander
Dennis R. Alexander, EGPI Firecreek Chairman, CEO and Director, and Asian Ventures Director

/s/Larry W. Trapp
Larry W. Trapp, EGPI Firecreek Director

/s/Mike Trapp
Mike Trapp, EGPI Firecreek Director

/s/Robert S. Miller Jr.
Robert S. Miller Jr., EGPI Firecreek Director and Asian Ventures Corp. (M3), Director

/s/Brandon D. Ray
Brandon D. Ray, EGPI Firecreek Director and Asian Ventures Corp. (M3), Director and approved on behalf of SPC

/s/Michael Kocan
Michael Kocan, EGPI Firecreek Director and Asian Ventures Corp. (M3), Director

/s/David H. Ray
David H. Ray, EGPI Firecreek and Asian Ventures Corp. (M3), Director and approved on behalf of SPC